Exhibit 99.1

Cinedigm Chairman and CEO Chris McGurk Highlights Positive Business Results and Outlook in Advance of Annual Stockholder Meeting

For the First Quarter of Fiscal 2022 Ended June 30, 2021, Company Expects Strong Streaming Revenue Increases Similar to the Prior Sequential Quarter and Positive Net Income

LOS ANGELES — (August 17, 2021) — Cinedigm (NASDAQ: CIDM), the leading independent streaming entertainment company super-serving enthusiast fan bases, today released comments by Chris McGurk, Chairman and CEO, highlighting the Company’s positive business results and outlook in advance of the Annual Stockholder Meeting to be held at 2p PT on September 21, 2021.

Comments:

“Last October, I issued comments following our Annual Stockholder Meeting that outlined Cinedigm’s progress during the prior fiscal year. I also detailed our aggressive plan to complete our business transformation by rapidly building our streaming entertainment business, while simultaneously strengthening our balance sheet. Since that time, we have made remarkable progress on both fronts and have exceeded our key business objectives across the board.

Given that level of success, this year I thought it would be helpful to comment on some of our specific achievements in advance of the Shareholder Meeting, while also putting into context a couple of the proposals that shareholders are currently voting on. I would also like to highlight that we just posted a new Cinedigm investor presentation detailing the company’s strategic vision and outlook. The presentation deck can be accessed at Cinedigm’s Investor Relations site here.

The business and financial results we reported for the last quarter of Fiscal 2021 ended March 31, 2021 demonstrated that the company is firing on all cylinders, and that we have completed our transformation into a leading streaming entertainment and technology company focused on building a broad channel portfolio targeted at enthusiast fan bases. Streaming channel revenues were up 197% over the prior year quarter with ad-supported and subscription revenues up 331% and 117%, respectively. Overall, Streaming and Digital segment revenues represented 75% of the Company’s total revenue. We also posted our fourth record quarter in a row of digital content sales.

And the metrics underlying that revenue growth were just as impressive: total streaming minutes consumed in the quarter hit 1.16 billion, a new company record, up 285% versus the prior year; ad supported streaming viewers reached 23.6 million, up 248% versus the prior year; and our streaming channel distribution deals for our 19-channel portfolio increased to 135 partnerships with key players like Amazon, Samsung and Vizio, up 170% over the prior year.

Clearly, those results demonstrated that we delivered on our promise to transform the Company as rapidly as possible into a high-growth streaming and technology business operating very effectively in the fastest growing segment of the entertainment industry.

And, after the last quarter ended, we fully delivered on another of our key objectives: we completely eliminated our debt and now have the strongest balance sheet in our history, including a significant cash position.

That balance sheet strength gives us additional flexibility to launch new streaming channels with high quality partners and execute our successful steaming asset rollup strategy, which has already resulted in 5 key acquisitions in the last 10 months. Those accretive acquisitions have brought in 4 new streaming channels, more than 15,000 new independent films and TV episodes, full ownership of our industry leading Matchpoint streaming technology, and a business footprint in India and South Asia.

Our recent channel announcements for The Elvis Presley Channel, Real Madrid TV and Robert Rodriguez’ El Rey Network all underscore the fact that important brands in the sports and entertainment industry now seek to partner with us to execute their streaming initiatives due to our market position and competitive advantages. We expect that each of these 3 new channels could match or even exceed the performance of our highly viewed Bob Ross Channel, which is our most successful channel to date.

Our strong business and financial momentum continued into the first quarter of Fiscal 2022 that ended on June 30, 2021. Very similar to what we saw in the prior quarter, we expect to report strong streaming revenue growth versus last year. We also expect to report positive net income for the Company as a whole.

Regarding our financial reporting, I would again like to apologize for our filing delays. Obviously, these delays have nothing to do with our financial results, which in our view have significantly exceeded expectations. However, we acknowledge that filing delays are not the best look for the Company and are committed to fixing the situation as quickly as we can through additional staffing and systems enhancements. The situation has been caused by the growing pains of our business transformation, rapid growth, and international expansion, and we are aggressively dealing with it.

Regarding our Annual Stockholder Meeting on September 21, I would like to add some context to the proposals for a potential reverse stock split and the issuance of new shares. I want to stress that we currently have no specific plan regarding either proposal. These proposals are up for vote because it is good corporate governance to provide our Board with flexibility and optionality down the road, particularly as we aggressively pursue our acquisition roll-up strategy and consider business proposals from strategic industry and financial players.

Our full business transformation to streaming, a debt-free balance sheet, the elimination of majority ownership by the Bison-led funds, our vastly increased share liquidity and recent financial and business announcements have prompted increased incoming interest in Cinedigm from both potential strategic and financial investors. The high-profile acquisitions of ad-centric streaming companies Tubi, Xumo and Pluto has left Cinedigm as one of very few independent players in the space and one of the rare public companies in a very rapidly growing sector. While we focus on growing our business and market share as quickly as possible, we intend to leverage this unique business position to attract quality, long term investors to the Company.

I would also like to thank our Board of Directors for their continued support and guidance through this extremely turbulent but ultimately very successful year. I would also like to thank our management team, led by Erick Opeka, Gary Loffredo, Yolanda Macias and Tony Huidor, for fully meeting the challenges of a tumultuous year for the business and still exceeding all of our objectives. The Board and I consider the Cinedigm management team our finest asset and the best in the business.

Finally, I would like to thank our stockholders for their continued support and patience as we continue to surge ahead into a very bright future.”

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About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

PRESS CONTACT FOR CIDM:

DKC Public Relations

cinedigm@dkcnews.com

High Touch Investor Relations

Cinedigm@htir.net